Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

NATWEST GROUP plc
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares of 100 pence each to be issued under the NatWest Group plc 2024 Employee Share Plan	Rule 457(c) and Rule 457(h)(1)	23,000,000	$3.445	$79,235,000	0.00014760	$11,695.09
Equity	Ordinary Shares of 100 pence each to be issued under the NatWest Group plc 2014 Employee Share Plan	Rule 457(c) and Rule 457(h)(1)	2,000,000	$3.445	$6,890,000	0.00014760	$1,016.96
Total Offering Amounts					$86,125,000		$12,712.05
Total Fee Offsets							—
Net Fee Due							$12,712.05
(1)	These shares may be represented by the NatWest Group plc’s (the “Registrant”) American Depository Shares (“ADSs”), each of which represents two ordinary shares, 100 pence each. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-144756).
(2)

This Registration Statement covers 23,000,000 ordinary shares of the Registrant authorized to be issued by the Registrant under the NatWest Group plc 2024 Employee Share Plan (the “2024 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that may become issuable under the 2024 Plan as a result of any stock split, stock dividend, recapitalization or similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the Registrant’s outstanding ordinary shares.

This Registration Statement also covers 2,000,000 additional ordinary shares of the Registrant authorized to be issued by the Registrant under the NatWest Group plc 2014 Employee Share Plan (as amended, the “2014 Plan”). Shares available for issuance under the 2014 Plan were previously registered on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 25, 2014 (File No. 333-197023). Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional ordinary shares of the Registrant that may become issuable under the 2014 Plan as a result of any stock split, stock dividend, recapitalization or similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the Registrant’s outstanding ordinary shares.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act. Such estimate has been computed based on the average of the high and low sales prices ($6.940 and $6.840, respectively) of the Registrant’s ADSs, as quoted on the New York Stock Exchange on April 17, 2024 divided by two. The ratio of ADSs of NatWest Group plc to ordinary shares is 2:1.